The GLOBE LABORATORIES INC.
NON-EXCLUSIVE LICENSE AGREEMENT

Agreement June 17, 2008

This License Agreement (“AGREEMENT”) is made as of the 17 day of June, 2008 (“EFFECTIVE DATE”), between Globe Laboratories Inc., a  British Columbia corporation, having a principal place of business at 2386 East Mall, Suite 307, Vancouver, BC. V6T 1Z3 (“LICENSOR”) and Neurokine Pharmaceuticals Inc. (“LICENSEE), a British Columbia Corporation, having a business office at…1255 West Pender Street, Vancouver, B.C. V6E 2V1, each referred to herein individually as a “PARTY” and collectively as the “PARTIES”.

RECITALS

LICENSOR, as a center for drug, research and development, is the owner of certain KNOW-HOW and INTELECTUAL PROPERTIY (defined below) and desires to grant a non-exclusive license of those KNOW-HOWS in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of products and processes.

LICENSEE has the capability to commercially develop, manufacture, distribute and use PRODUCTS and PROCESSES (defined below) for public use and benefit and desires to license such KNOW-HOW RIGHTS.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:

1.   CERTAIN DEFINITIONS

The following terms shall have the following meanings as used herein, unless the context requires otherwise.

1.1 “AFFILIATE” with respect to either PARTY shall mean any corporation or other legal entity other than that PARTY in whatever country organized, controlling, controlled by or under common control with that PARTY.  The term “control” shall mean (a) in the case of LICENSEE, direct or indirect ownership of at least fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of LICENSOR, the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2 “CLAIM” shall mean any pending or issued claim of any KNOW-HOW or PATENT RIGHT that has not been permanently revoked, nor held invalid or unenforceable through reissue or disclaimer or otherwise in the court of law.

1.3 “COMMERCIAL SALE” shall mean any TRANSFER of a PRODUCT or PROCESS by LICENSEE, an AFFILIATE or SUBLICENSEE (which may include a TRANSFER to an AFFILIATE or SUBLICENSEE), for value, in the form of cash or otherwise.

1.4 “LICENSE FIELD” shall mean large scale production of therapeutic proteins using GST-FXa in a pGEX vector in E-coli (Appendix A).

1.5 “LICENSE TERRITORY” worldwide.

1.6 “NET SALES” shall mean:

(a)
the greatest of the gross amount billed, invoiced or received by LICENSEE, its AFFILIATES and SUBLICENSEES (for the purposes of this Section 1.6, each a “SELLER”) for TRANSFER of PRODUCTS and PROCESSES by LICENSEE, AFFILIATES, SUBLICENSEES and any third party distributor (but excluding (i) any amounts billed, invoiced or received resulting from any TRANSFER of any PRODUCT or PROCESS between or among LICENSEE, an AFFILIATE or any SUBLICENSEE, unless the transferee is the final purchaser of such PRODUCT or PROCESS; and (ii) any royalty or similar payment by SUBLICENSEE to AFFILIATE or LICENSEE, or by AFFILIATE to LICENSEE, on account of a TRANSFER of any PRODUCT or PROCESS by a SUBLICENSEE or AFFILIATE, as the case may be, to a third party), less (to the extent appropriately documented) the following amounts actually paid or otherwise incurred by SELLER in effecting such TRANSFER:

(i)	credits and allowances by reason of rejection or return;

(ii)	reasonable and customary rebates, discounts and chargebacks;

(iii)	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced;

(iv)
taxes, customs duties and other governmental charges levied on or measured by COMMERCIAL SALES, to the extent separately invoiced, whether paid by or on behalf of LICENSEE so long as LICENSEE’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b)	No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or employed by a SELLER or otherwise, or for any cost of collections.

(c)
NET SALES shall occur on the earlier of the date of billing or invoicing for TRANSFER of a PRODUCT or PROCESS.  For a PRODUCT or PROCESS for which SELLER does not bill or invoice, NET SALES shall occur on the date on which payment is due or made to the SELLER, whichever is earlier.  If the date on which such payment is due or made cannot be ascertained, NET SALES shall be deemed to have occurred on the date the PRODUCT or PROCESS was TRANSFERRED.

(d)
If a SELLER TRANSFERS any PRODUCT or PROCESS at a discounted price that is lower than the customary price charged by SELLER, or for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted cash amount charged to an independent third party for the PRODUCT or PROCESS during the same REPORTING PERIOD or, in the absence of such transaction, on the fair market value of the PRODUCT or PROCESS.  Non cash consideration shall not be accepted by a SELLER without the prior written consent of LICENSOR, which shall not be unreasonably withheld.

(e)
In the case of a TRANSFER of a PRODUCT within LICENSEE or between or among LICENSEE, any AFFILIATE or SUBLICENSEE, solely for further TRANSFER by such transferee, NET SALES shall be based on the further TRANSFER of such PRODUCT by such transferee.

1.7 “PATENT RIGHTS” shall mean LICENSOR’s rights to use  the know-how and patents generated from the KNOW-HOWS.

1.8 “PROCESS” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more CLAIMS of PATENT RIGHTS.

1.9 “PRODUCT” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more CLAIMS of PATENT RIGHTS.

1.10 “REPORTING PERIOD” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.11 “SUBLICENSEE” shall mean any third party sublicensee of the rights granted by LICENSEE under Section 2.1(a)(ii).

1.12 “TRANSFER” shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred, for value in the form of cash or otherwise, a PRODUCT or PROCESS, and further in the case of a PROCESS to use or perform such PROCESS for the benefit of a third party.

2.   LICENSE

2.1 Grant of License.

(a)	Subject to the terms of this AGREEMENT, LICENSOR hereby grants to LICENSEE in the LICENSE FIELD in the LICENSE TERRITORY:

(i)	a non-exclusive, royalty-bearing license under PATENT RIGHTS to make, have made, use, have used, and TRANSFER PRODUCTS and to use, have used and TRANSFER PROCESSES;

(ii)
the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to SUBLICENSEES, provided that in each case LICENSEE shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to LICENSOR.

(b)
The licenses granted in Section 2.1(a) above include the right to grant to the purchaser of PRODUCTS from LICENSEE, AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS.

(c)
The foregoing license grant shall include the grant of said license to any  AFFILIATE of LICENSEE, provided that such AFFILIATE shall assume the same obligations as those of LICENSEE and be subject to the same terms and conditions hereunder and further provided that LICENSEE shall be responsible for the performance by said AFFILIATE of said obligations and for compliance by said AFFILIATE with said terms and conditions.  LICENSEE shall provide to LICENSOR a fully signed, non-redacted copy of each agreement with each AFFILIATE that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by LICENSOR.

2.2 Sublicenses.  All sublicenses granted hereunder shall be consistent with the terms of this AGREEMENT, shall incorporate terms and conditions sufficient to enable LICENSEE to comply with this AGREEMENT and shall prohibit any further sublicense by a SUBLICENSEE.  Any sublicense granted by LICENSEE shall be subject to the prior written approval of LICENSOR, which approval shall not be unreasonably withheld.  LICENSEE shall provide to LICENSOR a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same.  Upon termination of this AGREEMENT or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.6.

2.3 Retained Rights; Requirements.  Any and all licenses granted hereunder are subject to:

(a)
LICENSOR’s and LICENSOR’s AFFILIATES’ right to make and to use the subject matter described and/or claimed in the KNOW-HOWS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in KNOW-HOW for research and educational purposes; and

(b)	for PATENT RIGHTS, the requirement that any PRODUCTS used or sold in Canada shall be manufactured substantially in Canada.

2.4 No Additional Rights.  It is understood that nothing in this AGREEMENT shall be construed to grant LICENSEE a license express or implied under any patent owned solely or jointly by LICENSOR other than the PATENT RIGHTS expressly licensed hereunder.  LICENSOR shall have the right to license any PATENT RIGHTS to any other party for any purpose inside of the LICENSE FIELD or the LICENSE TERRITORY on non-exclusive basis.

3.   DUE DILIGENCE OBLIGATIONS

3.1 Diligence Requirements.  LICENSEE shall itself use, or shall cause its AFFILIATES or SUBLICENSEES, as applicable, to use, best efforts to develop and make available to the public PRODUCTS and PROCESSES throughout the LICENSE TERRITORY in the LICENSE FIELD.  Such efforts shall include achieving the following objectives within the time periods designated below following the EFFECTIVE DATE:

(a)	Pre-Sales Requirements.

The product on a best commercial effort will be developed according to the Appendix A. In the event the LICENSEE misses the timelines, LICENSOR and the LICENSEE shall renegotiate a new timeline reasonable thereafter.

(b)	Post-Sales Requirements.

(i)
Following the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, LICENSEE shall itself or through its AFFILIATES and/or SUBLICENSEES make continuing COMMERCIAL SALES in such country without any elapsed time period of one (1) year or more in which such COMMERCIAL SALES do not occur.

(ii)
LICENSEE shall itself or through an AFFILIATE or SUBLICENSEE make such first COMMERCIAL SALE within the following countries and regions in the LICENSE TERRITORY within 2 years after the EFFECTIVE DATE of this AGREEMENT:

Achievement of the foregoing objectives shall be deemed to satisfy LICENSEE’s obligations to use best efforts under this Section 3.1.

3.2 Diligence Failures.  If LICENSOR determines that LICENSEE has failed to fulfill any of its obligations under Section 3.1, then LICENSOR may treat such failure as a default and may terminate this AGREEMENT and/or the licenses granted hereunder in accordance with Section 10.4.

3.3 Diligence Reports.  LICENSEE shall provide all reports with respect to its obligations under Section 3.1 as set forth in Article 5.

4.   PAYMENTS AND ROYALTIES

4.1 License Issue Fee.  LICENSEE shall pay LICENSOR a non-refundable license issue fee in the sum of hundred Thousands Dollars ($100,000) or 400,000 common shares of Neurokine upon execution of this AGREEMENT.

4.2 Patent Cost.  LICENSEE shall pay to LICENSOR Fifty Thousands Dollars ($50,000) or 200,000  common shares of Neurokine for filling the patents on the technology.

4.3 Royalty Free License Fee.

The LICENSEE shall pay to LICENSOR Three Hundred Fifty Thousands Dollars ($350,000) or 1,400,000 common shares of Neurokine one time fee, instead of 3% annual net sale royalty on the commercialization of product during its life time.

4.5 Royalties.

No royalty is required on the is use of the technology as per clause 4.3.

4.7 Form of Payment.  All payments due under this AGREEMENT shall be drawn on a Canadian bank and shall be payable in Canadian dollars.  Each payment shall reference this AGREEMENT and identify the obligation under this AGREEMENT that the payment satisfies.  Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.  Checks for all payments due to the LICENSOR under this AGREEMENT shall be made payable to LICENSOR and addressed as set forth below.

When Stock transaction preferred over cash payment, the Stock should be Common Stock with no restriction for sale  and be registered to the name of Globe Laboratories, or a designated beneficiary, as per Globe’s sole discretion.

5.REPORTS AND RECORDS

5.1 Diligence Reports.  Within sixty (60) days after the end of each calendar year, LICENSEE shall report in writing to LICENSOR on progress made toward the objectives set forth in Section 3.1 during such preceding 12 month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2 Milestone Achievement Notification.  LICENSEE shall report to LICENSOR the dates on which it achieves the milestones for marketing and commercialization of first product using the Licensee KNOW-HOW and PATENT.

6.   PATENT PROSECUTION AND MAINTENANCE

6.1 Prosecution.  LICENSOR shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS on specific product of its interest using the LICENSOR KNOW-HOW.  LICENSEE shall be responsible for all costs associated with the filling and maintenance of the PATENTS.

6.2 Copies of Documents.  With respect to any PATENT RIGHT, LICENSOR shall instruct the patent counsel prosecuting such PATENT RIGHT to copy LICENSEE on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office.

6.3 LICENSEE’s Election Not to Proceed. LICENSEE may elect to surrender any patent or patent application in PATENT RIGHTS in any country upon sixty (60) days advance written notice to LICENSOR.  Such notice shall relieve LICENSEE from the obligation to pay for future PATENT COSTS but shall not relieve LICENSEE from responsibility to pay PATENT COSTS incurred prior to the expiration of the sixty (60) day notice period.  Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder, LICENSEE shall have no further rights therein and LICENSOR shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7.   INFRINGEMENT

7.1 LICENSOR Right to Prosecute.  LICENSOR will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.  If LICENSEE shall have supplied LICENSOR with written evidence demonstrating to LICENSOR’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party which poses a material threat to LICENSEE’S rights under this AGREEMENT, LICENSEE may by notice request LICENSOR to take steps to protect the PATENT RIGHT.  LICENSOR shall notify LICENSEE within three (3) months of the receipt of such notice whether LICENSOR intends to prosecute the alleged infringement.  If LICENSOR notifies LICENSEE that it intends to so prosecute, LICENSOR shall, within three (3) months of its notice to LICENSEE either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2 LICENSEE Right to Prosecute.  In the event LICENSOR notifies LICENSEE that LICENSOR does not intend to prosecute infringement identified under Section 7.1 LICENSEE may, upon notice to LICENSOR, initiate legal proceedings against the infringer at LICENSEE’s expense.  Before commencing such action, LICENSEE and, as applicable, any AFFILIATE, shall consult with LICENSOR and shall give careful consideration to the views of LICENSOR regarding the advisability of the proposed action and its potential effects on the public interest.  LICENSEE shall indemnify and hold LICENSOR harmless from all costs, expenses and liabilities that LICENSOR incurs in connection with such action, regardless of whether LICENSOR is a party-plaintiff, except for the expense of any independent counsel retained by LICENSOR in accordance with Section 7.5 below.

7.3 Assignment of PATENT RIGHT.  If LICENSEE elects to commence an action as described in Section 7.2 above, LICENSOR shall have, in its sole discretion, the option to permit such action to be brought in its name and to be joined as a party-plaintiff if so required by law, or to assign to LICENSEE all of LICENSOR’s right, title and interest in and to the PATENT RIGHT which is the subject of such action (subject to all of LICENSOR’s obligations to the government under law and any other rights that others may have in such PATENT RIGHT).  If LICENSOR makes such an assignment, such assignment shall be irrevocable, and such action by LICENSEE shall thereafter be brought or continued without LICENSOR as a party, if LICENSOR is no longer an indispensable party; provided, however, that LICENSEE shall continue to meet all of its obligations under this AGREEMENT as if the assigned PATENT RIGHT were still licensed to LICENSEE.

7.4 Settlement.  LICENSEE shall not enter into any settlement, consent judgment or other voluntary final disposition of any infringement action without the prior written consent of LICENSOR.

7.5 Cooperation.  Each PARTY agrees to cooperate reasonably in any action under this Article 7 which is controlled by the other PARTY, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by LICENSOR in accordance with this Section 7.5.  Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party.  The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the PARTY bringing suit in accordance with Section 7.6.

8.   INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a)
LICENSEE shall indemnify, defend and hold harmless LICENSOR and its AFFILIATES and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the INDEMNITEES or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this AGREEMENT.

(b)
LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to the LICENSOR to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any INDEMNITEE shall have the right to retain its own counsel, at the expense of LICENSEE, if representation of such INDEMNITEE by counsel retained by LICENSEE would be inappropriate because of actual or potential differences in the interests of such INDEMNITEE and any other party represented by such counsel.  LICENSEE agrees to keep LICENSOR informed of the progress in the defense and disposition of such claim and to consult with LICENSOR prior to any proposed settlement.

8.2 Insurance.

(a)
Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by LICENSEE, an AFFILIATE or SUBLICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the INDEMNITEES as additional insured.

(b)
LICENSEE shall provide LICENSOR with written evidence of such insurance upon request of LICENSOR.  LICENSEE shall provide LICENSOR with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, LICENSOR shall have the right to terminate this AGREEMENT effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c)
LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used  (other than for the purpose of obtaining regulatory approvals), by LICENSEE or by a licensee, affiliate or agent of LICENSEE and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d)	This section 8.2 shall survive expiration of termination of this AGREEMENT.

9. TITLE; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITIES

9.1 Title to PATENT RIGHTS.  To the best knowledge of LICENSOR’s Office of Corporate Sponsored Research and Licensing, LICENSOR is the owner by assignment of the PATENT RIGHTS and has the authority to enter into this agreement and license the PATENT RIGHTS to LICENSEE hereunder.

9.2 Disclaimer of Warranties.  EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, LICENSOR MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF LICENSOR OR OF ANY THIRD PARTY.

9.3 Limitation of Liabilities.  IN NO EVENT SHALL LICENSOR OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.   TERM AND TERMINATION

10.1 Term.  The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the date on which all issued patents and filed patent applications within the PATENT RIGHTS have expired or to the date that the LICENSOR decides not to use the technologies developed under the LICENSED FIELD.

10.2 Termination for Insurance and Insolvency.  LICENSOR shall terminate this AGREEMENT immediately upon written notice with no further notice obligation or opportunity to cure if LICENSEE fails to maintain the insurance required by Section 8.2 or if LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.

10.3 Termination by LICENSEE.  LICENSEE shall have the right to terminate this AGREEMENT by giving ninety (90) days advance written notice to LICENSOR and upon such termination shall immediately cease all use and TRANSFER of PRODUCTS and PROCESSES, if LICENSOR was found in default of any of the clauses of this Agreement.

10.4 Effects of Termination of AGREEMENT.  Upon termination of this AGREEMENT or any of the licenses hereunder for any reason, final reports in accordance with Article 5 shall be submitted to LICENSOR and all royalties and other payments, including without limitation any unreimbursed PATENT COSTS, accrued or due to LICENSOR as of the termination date shall become immediately payable.  LICENSEE shall cease, and shall cause its AFFILIATES and SUBLICENSEES to cease under any sublicense granted by LICENSEE, all TRANSFERS and uses of PRODUCTS and PROCESSES upon such termination.  The termination or expiration of this AGREEMENT or any licenses granted hereunder shall not relieve LICENSEE, its AFFILIATES or SUBLICENSEES of obligations arising before such termination or expiration.

11.   COMPLIANCE WITH LAW

11.1 Compliance.  LICENSEE shall have the sole obligation for compliance with, and shall ensure that any AFFILIATES and SUBLICENSEES comply with, all government statutes and regulations that relate to PRODUCTS and PROCESSES, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1997, as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country in the LICENSE TERRITORY.

11.2 Patent Numbers.  LICENSEE shall cause all PRODUCTS sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law.  LICENSEE shall similarly cause all PRODUCTS shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12.   MISCELLANEOUS

12.1 Entire Agreement.  This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof.

12.2 Notices.  Any written notices, reports, waivers, correspondences or other communications required under or pertaining to this AGREEMENT, and including all payments required hereunder, shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other PARTY, which for LICENSOR shall be as follows:

Globe Laboratories In.
2386 East Mall, Suite 307
Vancouver, BC
V6T 1Z3
Attention: Julian Salari, President

12.3 Amendment; Waiver.  This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the PARTIES or, in the case of a waiver, by the PARTY waiving compliance.  The failure of either PARTY at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either PARTY of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4 Binding Effect.  This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by the PARTIES hereto and their respective permitted successors and assigns.

12.5 Assignment.  Except as set forth in this Section 12.5, LICENSEE shall not assign any of its rights or obligations under this AGREEMENT without the prior written consent of LICENSOR.  Provided LICENSEE has fulfilled its diligence obligations as set forth in Article 3, no such consent will be required to assign this AGREEMENT to a successor of the LICENSEE’s business to which this AGREEMENT pertains or to a purchaser of substantially all of the LICENSEE’s assets related to this AGREEMENT, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment.  LICENSEE shall notify LICENSOR in writing of any such assignment and provide a copy of all assignment documents and related agreements to LICENSOR within thirty (30) days of such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of LICENSEE to notify LICENSOR and provide copies of assignment documentation shall be grounds for termination of this AGREEMENT for default.

12.6 Force Majeure.  Neither PARTY shall be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

12.7 Use of Name.  Neither PARTY shall use the name of the other PARTY or of any trustee, director, officer, staff member, employee, student or agent of the other PARTY or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the PARTY or individual whose name is to be used.  For LICENSOR, such approval shall be obtained from LICENSOR’s Chief Public Affairs Officer.

12.8 Governing Law.  This AGREEMENT shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia, Canada.

12.9 Interpretation.  The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.10 Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this AGREEMENT.

IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the date first written above.

LICENSEE BY: /s/Ahmad Doroudian Name: Ahmad Doroudian TITLE: President DATE: June 17, 2008	LICENSOR BY: /s/Julian Salari Name: Julian Salari TITLE: President DATE: June 17, 2008

Appendix A

LICENSED FIELD (KNOW-HOW)

Since 2006 (2 years ago), the LICENSOR has spent approximately $500,000 to develop a new technique for the production of therapeutic proteins feasible for commercial scale. Protein therapeutics such as enbrel, kinerit, etc are extremely expensive due to the difficulties in producing large amount (gram quantities) rapidly and cheaply. The existing technologies did not allow large scale production with high yield. Globe Laboratories scientists have developed a new viral vector encoding GST-FXa protein in a pGEX vector in E-coli with very high yield (up to gram per litter).

We have used this technology in the production of several therapeutic proteins, including, IL-8, Il-1, IL-11 and more. The KNOW-HOWs are reported here as examples:

Example; Production of Interleukin 8 (IL-8)

IL-8 belongs to a family of small cytokines which are structurally related to PF4. IL-8 is generated as a precursor of 99 aa and secreted after cleavage of a leader sequence. It contains 4 conserved cysteines which are characteristic of the IL-8 family and which are essential for activity. It is a chemotactic factor that attracts neutrophils, basophils, and T-cells, but not monocytes. It is also involved in neutrophil activation. It is released from several cell types in response to an inflammatory stimulus. IL-8(6-77) has a 5-10 fold higher activity on neutrophil activation, IL-8(5-77) has increased activity on neutrophil activation and IL-8(7-77) has a higher affinity to receptors CXCR1 and CXCR2 as compared to IL-8(1-77), respectively. The IL-8 monomer contains a triple stranded anti- parallel beta-sheet arranged in a Greek key and a long C-terminal helix (residues 57-72).

Cloning of human interleukin-8:
            Cloning human interleukin-8 (IL-8) into GST and Histidine fusion protein vectors was finished in the end of October, 2007. The production vectors were confirmed by gene sequence analysis before the expression induction. There are three clones for GST-IL-8 construct and three clones for His-IL-8 construct with correct ORF as designed. All constructs have strong promoters in order to produce maximum fusion protein.
1. The host cells, temperature, IPTG concentration, the purification procedures for fusion proteins were examined during November, 2007. The optimal conditions of fusion protein induction and purification are examined. The GST system was picked up for the protein production as the construct of GST fusion protein gave the maximum yield in soluble protein about 12-15 mg at purity of 90%. The fusion-IL-8 had shown positive in Western-blot assay using anti-human Il-8 specific antibody.

2. In the November, a small amount of human Il-8 (6 mg) was produced. It was cleaved from GST-tag by factor Xa. This product has mass at 8384 Daltons with N-terminal sequence of SAKEL as designed human IL-8.

Interleukin-8 mutant antagonist (IL-8-mutant):

The expression clone for expression human interleukin-8 mutant antagonist (IL-8-mutant) was created by site directed mutagenesis on a histidine fusion IL-8 vectors in the early November. The expression vector was confirmed by gene sequence before expression induction.

1. The host cells, temperature, IPTG concentration, the purification procedures for IL-8-mutant fusion product were examined. The optimal conditions of fusion protein induction and purification were examined. The His system was picked up for production as assays indicated His fusion protein gives maximum yield about 400 mg in one liter cell culture.

2.  A small amount of human IL-8 mutant (5 mg) was produced by cyanogens bromide mediated cleavage from His tag. This product has mass at 7999 Daltons as designed IL-8 mutant.

Gene cloning for human IL-8 production

Designing: Cloning human IL-8 at C terminal of Factor Xa (IEGR) recognized sequence with GST tag or C terminal of Cyanogen Bromide (CNBr) (Methionine) recognized sequence with 6 Histidine tag for the purpose of over expression and efficiently production.

Following is an example of cloning human IL-8 into pGEX vector.

The designed recombinant product has protein sequence for active human IL-8 without any extra amino acids.

The right expression construct contains Factor Xa cleavage sequence with GST tag in a pGEX vector for IL-8 production. It produces a GST-Factor Xa-IL-8 fusion protein with sequences as shown below, the calculated size is 35132.90 Daltons.

Purification of recombinant human IL-8

IL-8 purification process:

Purification process overview

1.	Expression system
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Expression systems is used for expression of GST-Fxa-IL-8 fusion protein as soluble protein in E.coli (MW=35,132.9 Da) for further isolation on Glutathione sepharose column and release of IL-8 by cleavage of fusion with Factor Xa.
Optimal conditions for expression of soluble fusion protein:
Induction with 0.5 mM IPTG in 2YT medium at OD600 1.2-1.4 for 16h (overnight) at 22oC (room temperature)
Yield: 40 mg fusion protein / 1L E.coli culture (rough estimate).

2.	Cell Lysis
•	Cells are disrupted by sonication. Lysate is clarified by centrifugation.

3.	Fusion protein capture
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Batch adsorption of GST-IL-8 on Glutathione-affinity beads, followed by glutathione elution of GST-IL-8 and its dialysis (to remove glutathione), is used for isolation and main purification of GST-IL-8 fusion protein

Recovery: 20 mg purified GST-IL-8 per 1L culture.

4.	Cleavage of GST-Il-8 with Factor Xa (FXa)
•	Optimal conditions for free FXa cleavage of GST-IL-8 fusion protein: Free FXa and GST-IL-8 (in-solution) cleavage reaction, 1:200 enzyme: protein ratio, 4oC, 32 hrs.

5.	Final purification of IL-8 by Reversed Phase chromatography
•
RP chromatography is used as a final purification step, which is purified on RPC15 column (GE) with a gradient of 0-100% Acetonitrile (0.05%TFA) in Milli-Q water (0.05%TFA) over 20 column volumes (CV-10ml). IL-8-containing fractions are pooled, lyophilized and stored at -80oC.
Recovery: 6 mg IL-8 from 20mg GST fusion (per 1L E.coli culture).

6.	Reconstitution of lyophilized IL-8
•	Lyophilized IL-8 is reconstituted in aqueous buffers or water by mild shaking at RToC for 10-15 min.

Characterization of recombinant IL-8

●	Western blotting: ~0.5 µg is detected with primary monoclonal mouse anti-human IL-8 mAbs (1:5,000), secondary polyclonal rabbit anti-mouse IgG-AP (1:10,000).

●	Mass spectrometry: Purified post-cleavage Il-8 shows 8388 Da. Correct mass of IL-8 is 8384.77 Da.

●	N-terminal amino acid sequencing: correct sequence (5 cycles)